NEWS RELEASE

FOR IMMEDIATE RELEASE                  FOR MORE INFORMATION
December 5, 2006                            Contact:  Mark Knox, re: N-970
               630 388-2529
                        Media Contact: Annette Martinez
              630 388-2781

NICOR INFORMED BY THE DEPARTMENT OF JUSTICE THAT INQUIRY IS CLOSED

Naperville, IL - Nicor Inc. (NYSE: GAS) today announced that it has been advised by the Office of the United States Attorney for the Northern District of Illinois (the “U.S. Attorney”) that it is closing its inquiry and will not seek to prosecute the company or any individuals in connection with Nicor Gas’ former Performance-Based Rate (PBR) plan. As previously disclosed, in 2002 the U.S. Attorney issued a notification of inquiry related to the company’s actions in connection with the accounting for natural gas costs pursuant to the PBR plan.

In a press release dated July 7, 2006 the Company previously announced that it had reached a tentative agreement with the Staff of the Enforcement Division of the United States Securities and Exchange Commission (the “SEC”) in settlement of an anticipated civil action relating to the PBR plan to which the company and SEC will be parties. The tentative settlement is subject to the approval of the SEC Commissioners. The SEC commissioners have the authority to approve, modify or reject the tentative settlement.

- MORE -

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index. Its principal businesses are Nicor Gas, one of the nation’s largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. Nicor also owns and has an equity interest in several energy-related businesses. For more information, visit the Nicor Web site at www.nicor.com.

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases. Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an Illinois Commerce Commission review and United States Securities and Exchange Commission inquiry, and undue reliance should not be placed on such statements.
- MORE -

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.